Exhibit 99.1

iBio Reports Fiscal Second Quarter 2025 Financial Results

SAN DIEGO, February 10, 2025 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO), today reported financial results for the second quarter ended Dec. 31, 2024, and provided a corporate update on its progress.

“In our second fiscal quarter we further strengthened our leadership with key Board appointments, reinforcing our commitment to innovation and execution as we work to develop next-generation therapeutics,” said CEO and Chief Scientific Officer Dr. Martin Brenner, Ph.D. “Following more recent developments, we also want to highlight the significant strides we have made in advancing our preclinical pipeline with the in-licensing of potentially best-in-class IBIO-600, the notable discovery of a novel Activin E antibody, and the launch of a bispecific antibody program targeting myostatin/activin A. We are excited by the momentum we have built through these results and remain focused on leveraging our AI-driven platform as we aim to transform the treatment landscape for patients with cardiometabolic diseases and obesity, offering hope for more effective, targeted therapies addressing the underlying causes of these conditions while improving overall metabolic health and quality of life.”

Fiscal Second Quarter 2025 & Recent Corporate Updates:

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Discovered a novel antibody targeting activin E in collaboration with AstralBio, leveraging iBio’s Machine-Learning Antibody Engine to overcome significant technical challenges, demonstrating the platform’s ability to engineer innovative therapeutics potentially for cardiometabolic disease and obesity.

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Expanded iBio’s cardiometabolic and obesity program with IBIO-600, the long-acting anti-myostatin antibody in-licensed from AstralBio in January. IBIO-600 was discovered by AstralBio through the use of iBio’s Machine-Learning Antibody Engine and was designed for subcutaneous administration with the potential for an extended half-life.

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Initiated a bispecific antibody program targeting myostatin/activin A to promote weight loss, muscle preservation, and prevent weight regain with plans for clinical investigation in obesity and cardiometabolic disorders in 2026. The program leverages iBio’s Machine-Learning Antibody Engine as well as the technology of IBIO-600.

•	Strengthened the Board of Directors with the appointments of biotech industry veterans David Arkowitz and António Parada on November 25, 2024.

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In January we further extended our cash runway with the closing of a private placement offering  with members of our Board of Directors and Officers, underscoring their confidence and support in our strategy to advance as a clinical-stage biotech.

Fiscal Second Quarter 2025 Financial Results:

•	Revenue of $0.2 million was reported for services provided to a collaborative partner during the quarter ended Dec. 31, 2024.

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R&D and G&A expenses for the second quarter of fiscal 2025 totaled approximately $4.6 million as compared to $4.5 million in the same period of fiscal year 2024, an increase of approximately 3%. This slight increase is a result of additional spending on consumables supplies and research related activities offset by lower G&A personnel related costs, consulting fees and outside services spending. Net loss from continuing operations for the second quarter ended Dec. 31, 2024, was approximately $4.4 million, or $0.48 per share, compared to a net loss of approximately $4.5 million, or $2.42 per share, in the same period of fiscal 2024.

•	Cash, cash equivalents and restricted cash as of Dec. 31, 2024, was approximately $7.2 million, inclusive of $0.2 million of restricted cash.

About iBio, Inc.

iBio (NYSEA: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic diseases, obesity, cancer and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. Our mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine.  For more information, visit www.ibioinc.com or follow us on LinkedIn.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding the potential for IBIO-600  to be best-in-class; leveraging iBio’s AI-driven platform to transform the treatment landscape for patients with cardiometabolic diseases and obesity, offering hope for more effective, targeted therapies addressing the underlying causes of these conditions while improving overall metabolic health and quality of life; IBIO-600’s  potential for an extended half-life; iBio’s clinical investigation in obesity and cardiometabolic disorders in 2026; advancing as a clinical-stage biotech; the creation of a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and transforming drug discovery, accelerating development timelines, and unlocking new possibilities in precision medicine... Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including iBio’s ability to -leverage its AI-driven platform to transform the treatment landscape for patients with cardiometabolic diseases and obesity with more effective, targeted therapies addressing the underlying causes of these conditions while improving overall metabolic health and quality of life; extend the half-life of IBIO-600;  advance as a clinical-stage biotech and commence a clinical investigation in obesity and cardiometabolic disorders in 2026; create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine the ability to advance iBio’s internal pipeline priorities in immuno-oncology and cardiometabolics, and drive partnerships in new therapeutic areas, the ability to finance when needed and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended Juen 30, 2024, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, iBio, Inc.  specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Corporate Contact:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Media Contacts:

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604